UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K



(X) CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)        June 30, 1997
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                   AMERICAN TELECASTING, INC.
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       (Exact Name of Registrant as Specified in Charter)



     Delaware                 0-23008             54-1486988
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(State or Other          (Commission File         (IRS Employer
Jurisdiction of           Number)                  Identification No.)
Incorporation)



5575 Tech Center Drive, Suite 300, Colorado Springs CO      80919
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(Address of Principal Executive Offices)               (Zip Code)



Registrant's telephone number, including area code   (719) 260-5533
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  (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

     On June 30, 1997, American Telecasting, Inc. issued the following press release.

             HEARING DATE SET FOR REVIEW OF NASDAQ DETERMINATION
          TO DELIST AMERICAN TELECASTING, INC. CLASS A COMMON STOCK

     Colorado Springs, Colorado, June 30, 1997 -- American Telecasting, Inc. ("ATI") (Nasdaq: ATEL) announced today that July 25, 1997 has been set as the date for an oral hearing on ATI's appeal of the determination by the staff of The Nasdaq Stock Market, Inc. to delist ATI from The Nasdaq Stock Market. The hearing will be conducted before a Nasdaq review committee. The Company's Class A common stock will continue to be listed on the Nasdaq National Market until the review committee issues its decision, which is expected within a week after the hearing.

     The Company is unable to predict whether its appeal will be successful. If the appeal is unsuccessful, the Class A common stock would be removed from listing on the Nasdaq National Market and it would likely be more difficult to buy or sell the Class A common stock or to obtain timely and accurate quotations to buy or sell. In addition, the delisting process could result in a decline in the trading market for the Class A common stock, which could potentially depress the Company's stock and bond prices, among other consequences.

     American Telecasting, Inc. is one of the largest operators of wireless cable television systems in the United States serving approximately 173,600 subscribers in 38 markets. Wireless cable television systems use microwave frequencies licensed by the FCC to provide multiple channel subscription television programming. Along with its commitment to deliver high levels of customer service, American Telecasting, Inc. offers value programming packages by pricing its products lower than its franchise cable and direct broadcast satellite competitors, creating improved value for its customers.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              AMERICAN TELECASTING, INC.


                              By:  /s/ DAVID K. SENTMAN
                                 -------------------------------------
                                David K. Sentman
                                Sr. Vice President and
                                Chief Financial Officer



Date:  June 30, 1997